Exhibit 99.1
January 3, 2008
Omeros Corporation
1420 Fifth Avenue, Suite 2600
Seattle, WA 98101
Re:     Omeros Corporation Consent
Ladies and Gentlemen:
Omeros Corporation (“Omeros”) has requested that The Reimbursement Group, Ltd. (“TRG”), provide its consent to the matters described below in connection with a proposed initial public offering by Omeros (the “IPO”). In response to Omeros’ request, please be advised as follows:
1.	TRG consents to the use by Omeros of TRG’s name (a) in the registration statement on Form S-1 (the “Registration Statement”) filed by Omeros with the Securities and Exchange Commission in connection with the IPO and (b) in the prospectus which is a part of the Registration Statement (the “Prospectus”).

2.	TRG consents to Omeros’ references to the reports created by TRG for Omeros in the Registration Statement and Prospectus in the form attached hereto as Exhibit A.
TRG agrees that the existence and terms of the IPO constitute confidential information and agrees not to disclose such confidential information to any person or entity or use such confidential information for any purpose other than as set forth herein.
Best regards,
/s/ Mary M. Corkins
Mary M. Corkins
Chief Executive Officer
The Reimbursement Group, Ltd.

Exhibit A
1. In addition, based on reports that we commissioned from The Reimbursement Group, a reimbursement consulting firm, we anticipate that each of our current PharmacoSurgery product candidates will be favorably reimbursed both to the surgical facility and to the surgeon.
2. Based on reports that we commissioned from The Reimbursement Group, or TRG, a reimbursement consulting firm, we anticipate that each of our current PharmacoSurgery product candidates will be favorably reimbursed both to the surgical facility and to the surgeon.
3. Based on a report that we commissioned from TRG, we believe that OMS103HP will be favorably reimbursed both to the surgical facility for its utilization and to the surgeon for its administration and delivery.
4. Based on a report that we commissioned from TRG, we believe that OMS302 will be favorably reimbursed both to the surgical facility for its utilization and to the surgeon for its administration and delivery.
5. Based on a report that we commissioned from TRG, we believe that OMS201 will be favorably reimbursed both to the surgical facility for its utilization and to the surgeon for its administration and delivery.